Exhibit (99.20)

ISSN 1718-8369

Volume 4, number 11	May 14, 2010
AS AT FEBRUARY 28, 2010

Highlights for February 2010

•                  Budgetary revenue in February amounts to $5.3 billion, up $100 million compared to last year. Own-source revenue amounts to $4.0 billion, while federal transfers stand at $1.3 billion.

•                  Program spending rose $86 million in February of this year compared to last year, to $4.1 billion.

•                  Debt service amounts to $499 million, down $10 million compared to February 2009.

•                  A surplus of $570 million was achieved, i.e. $3 million less than in February 2009.

•                  Taking the $74 million deposited in the Generations Fund into account, the monthly budgetary balance for the purposes of the Balanced Budget Act shows a surplus of $496 million.

On the basis of the cumulative results as at February 28, 2010, the budget balance, within the meaning of the Balanced Budget Act, shows a deficit of $2.6 billion after using the $433-million stabilization reserve. As presented in the 2010-2011 Budget tabled March 30, the forecast budgetary balance for 2009-2010 is expected to show a deficit of $4.3 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Budget
	February		April to February		2010-2011
						Forecast
						Growth
	2009	2010	2008-2009	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4 010	3 961	44 564	43 487	47 421	- 3.0
Federal transfers	1 160	1 309	12 798	13 953	15 229	8.6
Total	5 170	5 270	57 362	57 440	62 650	- 0.4
BUDGETARY EXPENDITURE
Program spending	- 4 027	- 4 113	- 52 075	- 54 458	- 60 769	3.8
Debt service	- 509	- 499	- 6 053	- 5 546	- 6 154	- 5.4
Total	- 4 536	- 4 612	- 58 128	- 60 004	- 66 923	2.9
NET RESULTS OF CONSOLIDATED ENTITIES[1]	- 61	- 88	237	220	598	—
Contingency reserve	—	—	—	—	- 300	—
SURPLUS (DEFICIT)	573	570	- 529	- 2 344	- 3 975	—
BALANCED BUDGET ACT
Generations Fund[2]	- 98	- 74	- 532	- 641	- 715	—
Stabilization reserve	—	—	—	433	433	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	475	496	- 1 061	- 2 552	- 4 257	—

1                    Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

2                    The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at February 28, 2010

Budgetary balance

•                  For the period from April 2009 to February 2010, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $2.6 billion.

Budgetary revenue

•                  As at February 28, 2010, budgetary revenue amounts to $57.4 billion, $78 million more than as at February 28, 2009.

•                  Own-source revenue stands at $43.5 billion, $1.1 billion less than last year.

•                  Federal transfers amount to $13.9 billion, up $1.2 billion compared to February 28, 2009.

Budgetary expenditure

•                  For the period from April 2009 to February 2010, budgetary expenditure amounts to $60.0 billion, an increase of $1.9 billion, or 3.2%, compared to last year.

•                  Program spending rose by $2.4 billion, or 4.6%, and stands at $54.5 billion. The most significant changes are in the Health and Social Services ($1.5 billion), Economy and Environment ($392 million) and Support for Individuals and Families ($203 million) missions.

•                  For the first eleven months of the fiscal year, debt service amounts to $5.5 billion, down $507 million compared to February 2009.

Consolidated entities

•                  As at February 28, 2010, the net results of consolidated entities show a surplus of $220 million, i.e. $17 million less than last year.

•                  Revenue dedicated to the Generations Fund amounts to $641 million.

Net financial requirements

•                 Since the beginning of the year, consolidated net financial requirements stand at $7.4 billion, an increase of $4.0 billion compared to last year. The additional financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	February			April to February
	2009	2010	Change	2008-2009	2009-2010	Change
BUDGETARY REVENUE
Own-source revenue	4 010	3 961	- 49	44 564	43 487	- 1 077
Federal transfers	1 160	1 309	149	12 798	13 953	1 155
Total	5 170	5 270	100	57 362	57 440	78
BUDGETARY EXPENDITURE
Program spending	- 4 027	- 4 113	- 86	- 52 075	- 54 458	- 2 383
Debt service	- 509	- 499	10	- 6 053	- 5 546	507
Total	- 4 536	- 4 612	- 76	- 58 128	- 60 004	- 1 876
NET RESULTS OF CONSOLIDATED ENTITIES	- 61	- 88	- 27	237	220	- 17
SURPLUS (DEFICIT)	573	570	- 3	- 529	- 2 344	- 1 815
Consolidated non-budgetary surplus (requirements)	8	214	206	- 2 920	- 5 066	- 2 146
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	581	784	203	- 3 449	- 7 410	- 3 961

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	February			April to February
			Change			Change
Revenue by source	2009	2010	%	2008-2009	2009-2010%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 451	1 559	7.4	16 896	16 318	- 3.4
Contributions to Health Services Fund	433	436	0.7	5 105	5 183	1.5
Corporate taxes	521	258	- 50.5	3 195	2 910	- 8.9
Consumption taxes	740	864	16.8	12 265	12 487	1.8
Other sources	288	241	- 16.3	2 514	2 302	- 8.4
Total own-source revenue excluding government enterprises	3 433	3 358	- 2.2	39 975	39 200	- 1.9
Revenue from government enterprises	577	603	4.5	4 589	4 287	- 6.6
Total own-source revenue	4 010	3 961	- 1.2	44 564	43 487	- 2.4
Federal transfers
Equalization	669	696	4.0	7 359	7 658	4.1
Health transfers	296	342	15.5	3 442	3 807	10.6
Transfers for post-secondary education and other social programs	98	134	36.7	1 170	1 327	13.4
Other programs	97	137	41.2	827	1 161	40.4
Total federal transfers	1 160	1 309	12.8	12 798	13 953	9.0
BUDGETARY REVENUE	5 170	5 270	1.9	57 362	57 440	0.1

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	February			April to February
			Change			Change
Expenditures by mission	2009	2010	%	2008-2009	2009-2010%
Program spending
Health and Social Services	1 902	1 998	5.0	23 101	24 623	6.6
Education and Culture	809	846	4.6	13 579	13 746	1.2
Economy and Environment	480	453	- 5.6	6 145	6 537	6.4
Support for Individuals and Families	461	469	1.7	4 985	5 188	4.1
Administration and Justice	375	347	- 7.5	4 265	4 364	2.3
Total program spending	4 027	4 113	2.1	52 075	54 458	4.6
Debt service	509	499	- 2.0	6 053	5 546	- 8.4
BUDGETARY EXPENDITURE	4 536	4 612	1.7	58 128	60 004	3.2

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.